Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ____________
For Further Information Contact:
     Stuart L. Uselton
     Executive Vice President
     Chief Administrative Officer
     704-940-7832
CATO REPORTS 1Q EPS DOWN 2%
Provides 2Q and Updates 2008 Guidance

Charlotte, NC (May 22, 2008) — The Cato Corporation (NYSE: CTR) today reported net income of $16.9 million or $.58 per diluted share for the first quarter ended May 3, 2008, compared to net income of $18.7 million or $.59 per diluted share for the first quarter ended May 5, 2007. Net income decreased 10% and earnings per diluted share decreased 2%. The favorable comparison between the net income change and the earnings per diluted share change is due to last year’s repurchase of over 3 million shares. Sales for the first quarter were $225.8 million, a 1% increase over sales of $224.1 million for the first quarter last year. The Company’s first quarter comparable store sales decreased 2%.
“Gross margin was above expectations due to tight inventory management and somewhat offset the impact of the 2% decrease in comp store sales,” said John Cato, Chairman, President, and Chief Executive Officer. “We continue to see weakness in the women’s specialty apparel segment, and still expect comparable store sales to be in the range of down 3% to flat for the second quarter and for the balance of the year. We remain comfortable with our original guidance for the balance of the year including our estimate of second quarter earnings per diluted share in the range of $.28 to $.33 versus $.39 last year. After adjusting our original guidance for first quarter results, our estimate of earnings per diluted share for the full year is now a range of $.80 to $.95 versus $1.03 last year.”
The Company’s effective tax rate for the first quarter was above expectations due to FIN 48
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

adjustments which unfavorably impacted earnings per diluted share by approximately $.02. The Company still estimates its effective tax rate for the year will be 35.3%.
During the first quarter, the Company opened 19 stores and closed 11 stores. As of May 3, 2008, the Company operated 1,326 stores in 32 states, compared to 1,286 stores in 31 states as of May 5, 2007.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the second quarter and year 2008 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED MAY 3, 2008 AND MAY 5, 2007
 (Dollars in thousands, except per share data)

	Quarter Ended
	May 3,	%	May 5,	%
	2008	Sales	2007	Sales
REVENUES
Retail sales	$225,791	100.0%	$224,134	100.0%
Other income (principally finance, late fees and layaway charges)	3,037	1.4%	3,094	1.4%

Total revenues	228,828	101.4%	227,228	101.4%

GROSS MARGIN (Memo)	84,171	37.3%	80,712	36.0%
COSTS AND EXPENSES, NET
Cost of goods sold	141,620	62.7%	143,422	64.0%
Selling, general and administrative	56,317	24.9%	51,136	22.8%
Depreciation	5,610	2.5%	5,391	2.4%
Interest and other income	(1,901)	-0.8%	(1,893)	-0.8%

Cost and expenses, net	201,646	89.3%	198,056	88.4%

Income Before Income Taxes	27,182	12.1%	29,172	13.0%
Income Tax Expense	10,329	4.6%	10,502	4.7%

Net Income	$16,853	7.5%	$18,670	8.3%

Basic Earnings Per Share	$0.58		$0.60

Basic Weighted Average Shares	29,095,913		31,352,592

Diluted Earnings Per Share	$0.58		$0.59

Diluted Weighted Average Shares	29,163,031		31,897,676

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands)

	May 3,	May 5,	February 2,
	2008	2007	2008
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$42,091	$21,164	$21,583
Short-term investments	85,138	132,450	92,995
Accounts receivable — net	45,570	45,287	45,282
Merchandise inventories	116,869	117,037	118,679
Other current assets	14,496	14,429	14,511

Total Current Assets	304,164	330,367	293,050
Property and Equipment — net	122,936	126,809	123,190
Other Assets	4,548	4,361	4,552

TOTAL	$431,648	$461,537	$420,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$147,616	$137,464	$148,936
Noncurrent Liabilities	24,106	32,115	24,486
Stockholders’ Equity	259,926	291,958	247,370

TOTAL	$431,648	$461,537	$420,792